JOINT FILING AGREEMENT

November 1, 2013

1. Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) (any such filing, a “Filing”), with respect to the securities of DST Systems, Inc., a Delaware corporation (the “Company”).

2. Each of the undersigned shall be responsible for the accuracy and completeness of the information concerning himself or herself therein, and shall not be responsible for the accuracy and completeness of the information concerning any other person, unless such of the undersigned knows or has reason to know that such information is inaccurate.

3. Except as provided in paragraph 4, nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to sell or convert securities of the Company, as he or she deems appropriate, in his or her sole discretion.

4. Each of the undersigned hereby appoints the other party to this agreement, and each of them, with full power of substitution and resubstitution, to be such person’s true and lawful attorney-in-fact and agent to execute and file with the SEC and the NYSE any Filing and any amendments thereto and any related agreement or documentation which may be required or advisable to be executed or filed as a result of the undersigned’s beneficial ownership of securities of the Company. The authority of such persons under this joint filing agreement shall continue with respect to the undersigned in perpetuity unless revoked earlier in writing.

5. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

6. This Agreement shall be governed by and construed by and enforced in accordance with the laws of the State of California applicable to contracts to be performed in such state without giving effect to the principles of conflict of laws thereof or of any other jurisdiction.

7. Each of the undersigned parties hereby agrees that this Agreement may be filed as an exhibit to any Filing as appropriate.

IN WITNESS WHEREOF, the undersigned have duly executed this Joint Filing Agreement as of the date first above written.

GEORGE L. ARGYROS

By:	/s/ George L. Argyros
Name:	George L. Argyros

JULIA A. ARGYROS

By:	/s/ Julia A. Argyros
Name:	Julia A. Argyros